Exhibit 99.1

10990 Roe Avenue
Overland Park, KS 66211
Phone 913 696 6100 Fax 913 696 6116
News Release

August 17, 2007

YRC Worldwide Enters into New Revolving Credit Facility and

Expands Asset-Backed Securitization Facility

• Extends Maturities
• Reduces Interest Rates
• Increases Liquidity

OVERLAND PARK, KS -— YRC Worldwide Inc. (NASDAQ: YRCW) today announced that it has entered into a new revolving credit agreement, which replaces its prior revolving credit facility. YRC Worldwide also announced that it has expanded its asset-backed securitization facility.

These new and revised credit facilities implement the following significant changes to the company’s prior facilities:

•	An increase in the size of the revolving credit facility from $850 million to $1.1 billion, of which $150 million is a term loan

•	An extension in the revolving credit facility maturity to 2012

•	A reduction of the revolving credit facility applicable interest rate between 2.5 and 12.5 basis points

•	A more flexible revolving credit covenant package

•	An increase in the asset-backed securitization facility size from $650 million to $700 million

“This refinancing action creates additional operational flexibility, extends maturities and reduces interest rates,” said Don Barger, executive vice president and chief financial officer.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, Meridian IQ, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 66,000 people.

Investor Contact:	Todd M. Hacker	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	todd.hacker@yrcw.com		sdawson@lakpr.com